Form 51-102F3

Material Change Report

CONTENT OF MATERIAL CHANGE REPORT

Item 1

Name and Address of Company

Nevsun Resources Ltd. (the “Company”)

Suite 800 – 1075 West Georgia Street

Vancouver, BC  V6E 3C9

Item 2

Date of Material Change

January 10, 2005

Item 3

News Release

The press release was issued on January 10, 2005 and was disseminated by CCN Matthews, Canada Stockwatch and Market News.

Item 4

Summary of Material Change

Nevsun Resources Ltd. (NSU/TSX) is pleased to announce that its common shares will commence trading on the American Stock Exchange ("AMEX") at 9:30 a.m. Wednesday, January 12, 2005 under the ticker symbol NSU.  The Company’s specialist will be J. Streicher & Co LLC.

Item 5

Full Description of Material Change

See attached news release.

Item 6

Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

This report is not being filed on a confidential basis.

Item 7

Omitted Information

No information has been intentionally omitted from this form.

Item 8

Executive Officer

Dr. John A. Clarke

Telephone:  (604) 623-4700

Item 9

Date of Report

January 10, 2005

NEVSUN RESOURCES LTD.

Per: “Maureen Carse”

Maureen D. Carse

Corporate Secretary

N E W S R E L E A S E

Nevsun Resources to Begin Trading on AMEX January 12, 2005

January 10, 2005

Nevsun Resources Ltd. (NSU/TSX) is pleased to announce that its common shares will commence trading on the American Stock Exchange ("AMEX") at 9:30 a.m. Wednesday, January 12, 2005 under the ticker symbol NSU.  The Company’s specialist will be J. Streicher & Co LLC.

The Company's shares will continue to trade on the Toronto Stock Exchange under the symbol NSU.

The listing approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the Exchange, and may be rescinded if the Company is not in compliance with such standards.

For further details on the Company readers are referred to the Company’s web site (www.nevsun.com), Canadian regulatory filings on SEDAR at www.sedar.com and United States regulatory filings on EDGAR at www.sec.gov.  Further information about AMEX can be found at www.amex.com.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements contained in this release are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statement.

NEVSUN RESOURCES LTD. “John A. Clarke” Dr. John A. Clarke President & Chief Executive Officer Nsu05-02.doc	For further information, Contact: Maureen Carse (604) 623-4700 or 1-888-600-2200 e-mail: maureen@nevsun.com Website: www.nevsun.com